Exhibit 15.1

To the Shareholders and the Board of Directors of Atlantic Union Bankshares Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Atlantic Union Bankshares Corporation Stock and Incentive Plan of our report dated May 7, 2025 relating to the unaudited consolidated interim financial statements of Atlantic Union Bankshares Corporation and its subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2025.

/s/ Ernst & Young LLP

Richmond, Virginia
May 21, 2025